Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Sabre Corporation
Dallas, Texas

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated May 27, 2016) pertaining to shares to be issued under the Sabre Corporation 2016 Omnibus Incentive Compensation Plan of our report dated February 19, 2016, with respect to the consolidated financial statements and schedule of Sabre Corporation, and the effectiveness of internal control over financial reporting of Sabre Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas
May 26, 2016